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                                                                   EXHIBIT 3.1.1

                           STATE OF CALIFORNIA (LOGO)

                                                            Office of the
                                                       Secretary of State (SEAL)

                               SECRETARY OF STATE

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


The Great Seal of the                       IN WITNESS WHEREOF, I execute this
State of California (SEAL)               certificate and affix the Great Seal of
                                           the State of California this day of

                                                      May 14, 2001
                                         ---------------------------------------
                                                     /s/ Bill Jones

                                                   Secretary of State


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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                           ARTICLES OF INCORPORATION
                                       OF
                                    WESTCORP

     The undersigned certify that:

     1. They are the Vice President and Secretary, respectively, of Westcorp, a California Corporation (the "Corporation").

     2. Paragraph A of Article III of the Articles of Incorporation of the Corporation is amended to read as follows:

          "A. This Corporation is authorized to issue two classes of stock, common stock, at a par value of $1.00 per share, and preferred stock. The total number of shares of common stock which this Corporation is authorized to issue is 65,000,000. The total number of shares of preferred stock which this Corporation is authorized to issue is 20,000,000."

     3. The foregoing amendment of the Articles of Incorporation of the Corporation has been duly approved by the Board of Directors of the Corporation.

     4. The foregoing amendment of the Articles of Incorporation of the Corporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote with respect to the amendment is 31,961,379 common shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the common shares. No preferred shares have been issued.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:    May 11, 2001                       /s/ Mark Olson
                                             -----------------------------------
                                             Mark Olson, Vice President



                                             /s/ Guy Du Bose
                                             -----------------------------------
                                             Guy Du Bose, Secretary